U.S. FRANCHISE SYSTEMS, INC.,
                             a Delaware corporation

                              AMENDED AND RESTATED

                        EMPLOYEE STOCK PURCHASE AGREEMENT
                        ---------------------------------



                                Neal K. Aronson
                                ---------------


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                                TABLE OF CONTENTS

                                                                            Page

 1.   Definitions..........................................................   3

 2.   Management Equity Participation......................................   9

 3.   Representations of Employee..........................................  14

 4.   Representations and Warranties of the Corporation....................  15

 5.   Limitations on Restricted Shares.....................................  16

 6.   Earned Shares........................................................  17

 7.   Redemption of Restricted Shares Not Earned...........................  17

 8.   Termination Forfeiture...............................................  18

 9.   Termination of Employment Without Cause or by Employee for Good
      Reason...............................................................  19

 10.  Death or Total Disability of Employee................................  19

 11.  Reissue of Forfeit Shares............................................  20

 12.  Performance Criteria.................................................  20

 13.  Successors and Assigns...............................................  23

 14.  Sale of All or Substantially All Stock or Assets, or Merger..........  23

 15.  Legends..............................................................  24

 16.  Additional Covenants.................................................  24

 17.  Withholding Taxes; Section 83(b) Election............................  25

 18.  Notices..............................................................  26

 19.  Miscellaneous........................................................  27

 20.  Multiple Counterparts................................................  29

 21.  Record Owner.........................................................  29


                                        i

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THIS AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE AGREEMENT AND THE SECURITIES
ISSUED UPON THE TERMS HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND NEITHER THIS AGREEMENT NOR THE UNDERLYING SECURITIES MAY BE ASSIGNED, HYPOTHECATED, ENCUMBERED, PLEDGED, SOLD OR OTHERWISE TRANSFERRED EXCEPT AS PROVIDED BY THE TERMS HEREOF, IN ACCORDANCE WITH THE TERMS OF A SEPARATE STOCKHOLDERS' AGREEMENT DATED ON OR ABOUT THE DATE HEREOF, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, AND PURSUANT TO EITHER AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

STATE OF GEORGIA
COUNTY OF FULTON

                          U.S. FRANCHISE SYSTEMS, INC.,

                             a Delaware corporation

                              AMENDED AND RESTATED
                        EMPLOYEE STOCK PURCHASE AGREEMENT

                  This Amended and Restated Employee Stock Purchase Agreement (as amended, the "Agreement") is entered into as of the ___ day of _____________ 1996, by and between U.S. FRANCHISE SYSTEMS, INC., a Delaware corporation (the "Corporation"), and NEAL K. ARONSON, an individual resident of the State of Georgia (the "Employee").

                  WHEREAS, on September 29, 1995, the Employee and the Corporation executed an Employee Stock Purchase Agreement (the "Old Agreement"), pursuant to which the Corporation issued to the Employee and to Michael A. Leven (together, the "Initial Management") a total of 567,245 shares of common stock, par value $.10 per share (the "Old Common Stock"), of the Corporation, constituting 51% of the then issued and outstanding common shares of the Corporation;

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                                                                               2

                  WHEREAS, as set forth in greater detail on Exhibit A hereto, 278,061 of such shares, or 25% of the then outstanding common shares of the Corporation, were acquired outright by Initial Management as Unrestricted Shares (as defined in the Old Agreement) and 289,184 of such shares, or 26% of the then outstanding common shares, were acquired by Initial Management as Restricted Shares (as defined in the Old Agreement), subject to the terms and conditions and provisions as set forth in the Old Agreement;

                  WHEREAS, with respect to the 26% of the then outstanding common shares that were held by Initial Management as Restricted Shares (as defined in the Old Agreement), the Old Agreement (i) limited the rights of Initial Management to vote and to receive dividends with respect to such shares,
(ii) imposed substantial restrictions on the transferability of such shares until such shares were "earned" by Initial Management by reason of the Corporation's satisfaction of certain performance criteria set forth therein and
(iii) provided that such shares were subject to forfeiture in the event the employment of the Management holder thereof was terminated in certain circumstances;

                  WHEREAS, the Corporation is considering an IPO (as defined below) with respect to its common shares, as adjusted for the Reclassification (as defined below);

                  WHEREAS, in connection with the IPO, the Corporation and the Employee have agreed to eliminate some of the restrictions that were imposed on Restricted Shares pursuant to the Old Agreement and to deem that certain shares designated as Restricted Shares pursuant to the Old Agreement be redesignated as Unrestricted Shares;

                  NOW THEREFORE, FOR AND IN CONSIDERATION of the mutual covenants set forth herein, and other good and valuable consideration, the receipt,

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                                                                               3

adequacy and sufficiency of which is hereby acknowledged, the parties do hereby agree to amend and restate the Old Agreement, as so amended, as follows:

         1. Definitions. For purposes hereof, the following terms shall be defined as follows:

                  (a) "Adjusted EBITDA" for any fiscal year of the Corporation means (i) consolidated earnings of the Corporation and its subsidiaries before consolidated interest, taxes, depreciation, amortization, and other non-cash charges, adjusted to exclude one-time or non-recurring expenses or credits (such exclusions to include but not be limited to the payments to Hudson Hotels Corporation (formerly known as Microtel Franchising and Development Corporation) in the total amount of $4 million dollars pursuant to the terms of that certain Joint Venture Agreement dated September 7, 1995) for such fiscal year, as determined by the Corporation in good faith in accordance with generally accepted accounting principles consistently applied, minus (ii) 10% of the Transaction Consideration (as defined below) actually paid by the Corporation and/or its subsidiaries in connection with a Transaction (as defined below) closed after the closing of the IPO (provided that such consideration has not been deducted in determining the amount referred to in clause (i) above). In the event of any dispute or disagreement regarding the determination of the amount of Adjusted EBITDA, then such dispute or disagreement shall be resolved by the accounting firm regularly engaged to and providing auditing services to the Corporation.

                  (b) "Earned Shares" means those Shares that are designated herein as Restricted Shares and are subsequently redesignated as Earned Shares in accordance with

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                                                                               4

the terms hereof due to the attainment by the Corporation of certain performance standards as provided for herein.

(c) "Employee Shares" means the Restricted Shares and Unrestricted Shares held by Employee under this Agreement.

                  (d) "Employment Agreement" means that certain agreement relating to the employment of Employee with the Corporation dated October 1, 1995, as the same may be amended from time to time.

                  (e) "Initial Management" means Employee and Michael A. Leven.

                  (f) "IPO" shall mean the initial public offering of Shares pursuant to the Securities Act of 1933, as amended.

                  (g) "Management" means the group of individuals (including Initial Management) who are employees of the Corporation and who have been issued shares of Class A Common Stock pursuant to the terms of the Old Agreement or a stock purchase agreement substantially similar to the Old Agreement, as the same may be amended from time to time (with such changes thereto as are authorized by the Stock Reallocation Committee).

                  (h) "Management Shares" means Shares issued to and acquired by Management (or their permitted designees and successors), including Unrestricted Shares, Restricted Shares, Earned Shares, Reallocable Shares, shares acquired through preemptive (or similar) rights or otherwise from or through the Corporation and such shares that are transferred to other Management.

                  (i) "Original Stockholders" or "Original Investors" means those persons who are not employees of the Corporation and who were issued shares of Old Common

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                                                                               5

Stock pursuant to the offering described in the Confidential Investment Memorandum of the Corporation, dated August 19, 1995, and their Permitted Transferees (as such term is used in that certain Stockholders' Agreement among the Corporation and the Original Investors, dated as of September 29, 1995).

                  (j) "Reallocable Shares" means those Restricted Shares and/or Unrestricted Shares owned or held by Initial Management that were specifically designated at the time of their original issue as Reallocable Shares and that, prior to the date hereof, have been reallocated to other Management pursuant to the Old Agreement. Such shares shall retain such designation regardless of whether they are converted from Restricted Shares to Earned Shares (in the case of Reallocable Restricted Shares), unless and until such shares become Forfeit Shares and are redeemed or otherwise repurchased by the Corporation from the Management holder (other than Initial Management) thereof.

                  (k) "Reclassification" means the conversion of each share of Old Common Stock into 9.67 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of the Corporation pursuant to the Corporation's Amended and Restated Certification of Incorporation, which is to be filed with the State of Delaware prior to the consummation of the IPO.

                  (l) "Restricted Shares" means 144,592 Shares (prior to the Reclassification), constituting 13% of the outstanding common stock of the Corporation as of October 2, 1995), that were issued to Initial Management pursuant to the Old Agreement and that were specifically designated at the time of issue as Restricted Shares, as the same are reclassified pursuant to the Reclassification. Restricted Shares are subject to repurchase (even if they have been converted to Earned Shares) pursuant to a

Termination Forfeiture. Restricted Shares are eligible for conversion to Earned Shares upon attainment by the Corporation of certain performance criteria as set forth herein. Restricted Shares that have not been converted to Earned Shares by September 29, 2005 are subject to redemption by the Corporation (and reissue to the Original Investors). If such shares are then reissued to Original Investors, such shares shall automatically be converted to and shall thereafter be deemed to be Unrestricted Shares.

                  (m) "Shares" means the shares of the Old Common Stock that were authorized immediately prior to the Reclassification, as reclassified by the Reclassification into Class A Common Stock and, to the extent set forth in
Section 2(b)(iv) hereof, exchanged for Class B Common Stock, par value $.01 per share ("Class B Common Stock"), of the Corporation, all as the same may be further reclassified from time to time.

                  (n) "Stock Reallocation Committee" means the committee appointed by the Board of Directors of the Corporation from among its members to administer the reallocation of Reallocable Shares hereunder.

                  (o) "Stockholders' Agreement" means that certain Stockholders' Agreement dated as of September 29, 1995 by and between the Corporation and the Stockholders named therein, as such agreement may be amended from time to time. Employee acknowledges that all of the Shares held by Employee hereunder shall be issued and held in accordance with the terms of the Stockholders' Agreement, in addition to the terms and conditions hereof.

                  (p) "Termination Forfeiture" means the redemption by the Corporation from the Employee of Restricted Shares (whether or not converted to Earned Shares) upon the occurrence of a Termination Forfeiture Event.

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                                                                               7

                  (q) "Termination Forfeiture Event" means the occurrence or happening of one of the following during the period ending on September 29, 2005: (i) voluntary resignation for other than Good Reason (as defined in the Employment Agreement) of Employee; or (ii) termination of Employee by the Corporation for Cause (as defined in the Employment Agreement).

                  (r) "Transaction Consideration" means the total consideration paid or to be paid in connection with a Transaction, including, without limitation: (i) cash; (ii) notes, securities and other property; (iii) indebtedness for borrowed money assumed, refinanced or extinguished; (iv) amounts payable under consulting agreements, agreements not to compete or similar arrangements; and (v) contingent payments (whether or not related to future earnings or operations); provided, that in the event debt financing is utilized to effect a Transaction, proceeds from such debt financing shall no longer be considered as Transaction Consideration as and to the extent such proceeds have been repaid to the lender thereof. For purposes of determining the amount of consideration paid, non-cash consideration shall be valued as follows:
(x) publicly traded securities, including capital stock of the Corporation, shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for the five trading days prior to the closing of the Transaction and (y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Board of Directors of the Corporation.

                  (s) "Transaction" means an acquisition by the Corporation and/or its subsidiaries of another corporation or other entity, a business or a brand, including, but not limited to, through a merger, consolidation, tender or exchange offer, acquisition of securities or assets, or through a licensing agreement, but excluding any investment in another corporation, joint venture or other entity (an "entity") that represents less than 25% of the equity of such entity.

                  (t) "Unrestricted Shares" means all Shares owned or held by the Initial Management (or by other Management, in the case of Reallocable Shares, or by the Permitted Transferees of Initial Management (as such term is defined in the Stockholders' Agreement, prior to any amendment thereof)) that have not been specifically designated herein as Restricted Shares, including but not limited to Shares acquired for value from the Corporation pursuant to a voluntary exchange (including the exchange referred to in Section 2(b)(iv) hereof) or through preemptive (or similar) rights, stock splits or dividends with respect to Unrestricted Shares and the like or other subsequently acquired shares. Unrestricted Shares are held outright and subject to the terms and conditions set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time, and in the Stockholders' Agreement.

                  (u) Capitalized terms not defined in this Agreement shall have the meaning and intent ascribed to them in the Stockholders' Agreement.

         2.       Management Equity Participation.

                  (a) Stock Reallocation Committee.
                      -----------------------------

                           (i) Pursuant to the Old Agreement, the Management
Shares were initially issued, allocated, offered and divided among Employee and Michael A. Leven in the amounts and designations set forth in Exhibit "A" attached hereto. Following the Reclassification, the IPO and effectiveness of this amendment in accordance with Section 19 hereof, Management (including Initial Management) will own Shares in the amounts and designations set forth in Exhibit "B"

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                                                                               9

attached hereto. Thereafter, subsequent offers, call options, redemptions, and the like, in each case to the extent permitted hereunder, shall be subject to the exclusive control and authority of the Stock Reallocation Committee of the Corporation. The Stock Reallocation Committee shall also have the authority to cause the Corporation to act with respect to Management Shares that are forfeited by Management to the Corporation, subject to the rights of Initial Management to have Forfeit Shares reoffered to them under this Agreement.

                  (b) Unrestricted Shares.
                      --------------------

                           (i) Thirty-eight percent (38%) of the total 51% of
Shares acquired by Initial Management pursuant to the Old Agreement are hereby designated as Unrestricted Shares. 62,911 of such shares, or approximately 5.656% of the 38% constituting Unrestricted Shares were designated as Reallocable Shares pursuant to the Old Agreement and have heretofore been called and repurchased from time to time at the direction of the Stock Reallocation Committee from Initial Management (or their Permitted Transferees) and sold to other members of Management. The Stock Reallocation Committee has had and shall continue to have the authority to impose such terms, conditions, limitations and otherwise as it deems reasonable, desirable or necessary with respect to Reallocable Shares held by Management other than Initial Management; provided, however, that following the effectiveness of this Agreement, no other Shares (including Shares that have been forfeited to the Corporation and reissued to Initial Management, as contemplated by Section 2(a)(ii) hereof) shall be subject to call and repurchase from Initial Management (or their Permitted Transferees) for offer, sale and/or transfer to other Management; and provided further, the Stock Reallocation Committee may not permit such Reallocable Shares to be held by other Management under terms, conditions, limitations and otherwise which are more favorable, desirable or beneficial than as imposed on Initial Management, other than the provisions with respect to the duration of service after which the risk of Termination Forfeiture may lapse. The remaining approximately 32.34% of the 38% constituting Unrestricted Shares shall be held outright, free and clear by Initial Management (or their Permitted Transferees), are not subject to call, purchase or reallocation by the Stock Reallocation Committee or otherwise, shall not be subject to the risk of Termination Forfeiture, and the holders thereof shall enjoy all incidents of ownership to such shares (subject to any restrictions or limitations set forth in the Stockholders' Agreement).

                           (ii) Notwithstanding anything to the contrary in this
Agreement, while the Employee is still employed by the Corporation, the Stock Reallocation Committee shall offer to Employee the opportunity to repurchase any Reallocable Shares (Restricted, Earned and/or Unrestricted) that have heretofore been called, repurchased, reallocated from the Employee and sold by the Corporation at the direction of the Stock Reallocation Committee to other Management, where, thereafter, such Reallocable Shares are forfeited to the Corporation or repurchased or held by the Corporation for any reason ("Forfeit Shares"). Such Forfeit Shares shall be reoffered to the Employee at the original purchase price of $1.00 per share, as such price is adjusted for the Reclassification (the "Adjusted Original Price"), and the right to purchase such shares may be exercisable by Employee at any time. Forfeit Shares reacquired by Employee shall not regain their status as Reallocable Shares and therefore shall not be subject to call and redemption by the Stock Reallocation Committee for purpose of reallocation to other Management.

                           (iii) Unless otherwise specifically set forth in this
Agreement or in a separate written agreement between the Corporation and the Employee, any and all shares acquired by the Employee from the Corporation for value (other than Restricted Shares), including through a voluntary exchange (including the exchange referred to in Section 2(b)(iv) hereof (the "Exchange")) or pursuant to the exercise of preemptive (or similar) rights, or from stock splits or stock dividends as to Unrestricted Shares (but not acquired shares which are attributable to Restricted Shares), shall be deemed Unrestricted Shares.

                           (iv) Immediately following the effectiveness of this
Amendment, the Corporation shall issue to Initial Management and Initial Management shall purchase from the Corporation 2,706,557 shares of the Corporation's Class B Common Stock (which shares shall be Unrestricted Shares) in exchange for the same number of shares of the Corporation's Class A Common Stock.

                  (c) Restricted Shares.
                      ------------------

                           (i) Shares designated herein as Restricted Shares are
limited as to their incidents of ownership and other rights as herein specifically set forth (but shall retain all other rights including, without limitation, the right to vote and to receive dividends with respect to such shares) until such time as the Restricted Shares are deemed "Earned" and converted to Earned Shares in accordance with the terms hereof.

                           (ii) Thirteen percent (13%), or 144,592
(pre-Reclassification), of the 51% of Shares acquired by Initial Management pursuant to the Old Agreement are hereby designated as Restricted Shares. Restricted Shares are subject to the substantial restrictions on transferability and the substantial risks of forfeiture as set forth under this

Agreement. 22,593 shares (pre-Reclassification) or 2.0315% of the 13% constituting Restricted Shares were designated as Reallocable Shares pursuant to the Old Agreement and have heretofore called and repurchased from Initial Management (or their Permitted Transferees) and sold by the Corporation to other Management in the same manner as the Reallocable Shares referred to in Section 2(b) hereof. While such Reallocable Shares are held by Management other than Initial Management, such Shares shall cease to be Reallocable (but shall remain Restricted (subject to being "Earned")). The Stock Reallocation Committee has had and shall continue to have the authority to impose such terms, conditions, limitations and otherwise as it deems reasonable, desirable or necessary with respect to such Reallocable Shares held by Management other than Initial Management; provided, however, that following the effectiveness of this Agreement, no other Shares (including Forfeit Shares) shall be subject to call and repurchase from Initial Management (or their Permitted Transferees) for offer, sale and/or transfer to other Management; and provided further, the Stock Reallocation Committee may not permit such Reallocable Shares to be held by other Management under terms, conditions, limitations and otherwise which are more favorable, desirable or beneficial than as imposed on Initial Management, other than the provisions with respect to the duration of service after which the risk of Termination Forfeiture may lapse.

                           (iii) Where certain performance criteria are attained
by the Corporation, Restricted Shares shall become Earned Shares such that the substantial limitations on the holder's enjoyment of incidents of ownership in the Restricted Shares will lapse and be suspended and the holder thereof will become entitled to all incidents of ownership in the Earned Shares, subject only to Termination Forfeiture and the restrictions

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                                                                              13

on transfer hereinafter set forth. The specific performance criteria and the related terms and conditions whereby Restricted Shares may become Earned Shares are set forth in Sections 7 and 13 of this Agreement.

                  (d) Interpretation of "Percentage." Whenever this Agreement refers to a "percentage" as to Shares, the percentage shall refer to a percentage based on 100%, and not based on the percentage of the stated percentage of such Shares. By way of example and not limitation, a "percentage" of the 51%, 38% and/or 25%, respectively, refers to said 51%, 38% and/or 25% being viewed as a total of 51, 38 and/or 25 increments of 1% each (and not to 100 increments of .51%, .38% and/or .25%), respectively. By way of further example and not limitation, if the total of 51% of issued and outstanding Management Shares (including all Unrestricted, Restricted and Earned Shares) is represented by 510,000 Shares, then 38% of the 51% shall refer to 380,000 Shares, 5% of the 38% shall refer to 50,000 Shares, and so forth.

         3. Representations of Employee. Employee hereby represents and warrants to the Corporation that:

                  (a) Investment Intent. The Employee Shares (including those to be acquired pursuant to the Exchange) were or will be acquired for Employee's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, and the Employee Shares shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

                  (b) Accredited Investor. Employee is an executive officer of the Corporation and (i) is an "accredited investor" as defined in Rule 501(a) under the

Securities Act or (ii) by reason of Employee's business and financial experience, and the business and financial experience of those retained by Employee to advise Employee with respect to Employee's investment in the Employee Shares purchased pursuant to the Old Agreement or the Exchange, Employee, together with such advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the risks and benefits of the investment in the Employee Shares.

                  (c) Risk of Investment. Employee is able to bear the economic risk of the investment in the Employee Shares, including the complete loss of such investment in the Employee Shares, for an indefinite period of time because the Employee Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                  (d) Adequate Information. Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Employee Shares and has had full access to such other information concerning the Corporation as Employee has requested.

                  (e) Binding Agreement. This Agreement constitutes the legal, valid and binding obligation of Employee, enforceable against Employee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. The execution, delivery and performance of this Agreement does not conflict with, violate or cause a breach of any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject.

         4. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Employee that:

                  (a) Corporate Entity. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

                  (b) Binding Agreement. The execution, delivery and performance of this Agreement has been duly authorized by the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (c) Fully Paid and Non-Assessable Shares. All Shares acquired by the Employee pursuant to the Old Agreement have been validly issued, and Shares acquired upon the Reclassification and the Exchange will be validly issued, and all such Shares are or will be, as the case may be, fully paid and nonassessable when issued.

         5. Limitations on Restricted Shares. Employee will be entitled to enjoy all incidents of ownership of the Restricted Shares, except that (i) such shares shall be subject to the risk of Termination Forfeiture and (ii) may not be sold, transferred, pledged or otherwise disposed of until September 29, 2005 other than to an immediate family member of such holder or any trust or partnership of which all of the beneficiaries or partners, as the case may be, are such holder and/or immediate family members of such holder, so long as the transferee agrees in writing to be bound by the restrictions set forth in this Agreement. All Restricted Shares that have become Earned Shares subsequent to the date hereof (i.e., not including the 13% deemed Unrestricted Shares by virtue of amendments to the Old Agreement) shall become permanently vested with Employee or his Permitted Transferees as Unrestricted Shares and shall no longer be subject to any Termination Forfeiture on September 29, 2005. Restricted Shares not yet earned and redesignated as Earned Shares by September 29, 2005 shall be called and repurchased by the Corporation as set forth in
Section 7 hereof.

         6. Earned Shares.
            --------------

                  (a) Repurchase Upon Termination Forfeiture Event. Restricted Shares will be deemed and become Earned Shares upon the Corporation's attaining the Performance Criteria set forth in Section 13 hereof.

                  (b) Incidents of Ownership. Subject to the restrictions on transfer contained herein and the risk of Termination Forfeiture, the holder of Earned Shares will enjoy all incidents of ownership to such shares, including the right to receive all dividends and to vote such shares.

         7. Redemption of Restricted Shares Not Earned.
            -------------------------------------------

                  (a) Call and Repurchase by Corporation. Shares that remain Restricted Shares on September 29, 2005 (i.e., which have not previously been converted to Earned Shares) (the "Unearned Restricted Shares") shall be called and redeemed by the Corporation at the Adjusted Original Price. The Board of Directors of the Corporation may establish reasonable notice provisions, time frames, procedures and otherwise as it deems reasonable or necessary to facilitate and effect the transaction contemplated by this Section 7(a). Subject to Section 8(b), the Corporation must call and purchase such shares from Employee within sixty (60) days of September 29, 2005.

                  (b) Reoffer of Restricted Shares Not Earned. Subject to applicable federal and state securities laws, Unearned Restricted Shares so acquired by the Corporation shall be offered by the Corporation at the Adjusted Original Price to the Original Investors pro rata with their holdings of shares of common stock, par value $.10 per share, prior to the IPO.

         8. Termination Forfeiture.
            -----------------------

                  (a) Termination for Cause; Resignation. If a Termination Forfeiture Event occurs, then all Restricted Shares issued to Employee (whether or not then converted to the status of Earned Shares) shall be called and repurchased by the Corporation at the Adjusted Original Price, subject to
Section 8(b) hereof.

                  (b) Deferral of Purchase by Corporation. In the event that any payment by the Corporation under Section 7(a) or 8(a) for such shares would constitute a default or an event of default or result in a mandatory prepayment requirement under the terms of any agreement for indebtedness or other agreement to which the Corporation or any of its subsidiaries is a party as of the date for such purchase, the Corporation shall have the right, by delivery of written notice to the Employee, to defer exercise of its call and purchase right until such payment by the Corporation would no longer have such an effect; provided that the Corporation's exercise of its purchase right may not be deferred for more than six (6) months. The Corporation shall give Employee prompt written notice of when it is no longer restricted from making such purchase, and the procedures set forth in Section 7(a) or 8(a) hereof, as the case may be, shall apply as though the date giving rise to the purchase right occurred on the date such notice is given.

                  (c) Procedures. The Board of Directors of the Corporation may establish reasonable notice provisions, time frames, procedures and otherwise as it deems reasonable or necessary to facilitate and effect the transaction contemplated by this Section; provided, the Corporation may not exercise its option and call the Shares subject to the Termination Forfeiture later than ninety (90) days after the Corporation receives written notice of the Termination Forfeiture Event.

         9. Termination of Employment Without Cause or by Employee for Good Reason. Upon termination of employment of Employee under the Employment Agreement by the Corporation without Cause (as defined in the Employment Agreement) or by the Employee for Good Reason (as defined in the Employment Agreement), all limitations, restrictions, risks of forfeiture and conditions which relate to Restricted Shares (as unearned Restricted Shares or Earned Restricted Shares) held by Employee, including but not limited to risk of Termination Forfeiture, limitations on transfer or risk of call by the Board for non-conversion to Earned Shares, will automatically and permanently lapse and all Restricted Shares and Earned Shares will permanently become Unrestricted Shares held by Employee. The restrictions, terms and conditions of the Stockholders' Agreement (or any other applicable agreement) then in effect shall remain in full force and effect.

         10. Death or Total Disability of Employee. Where termination of Employee is due to Disability (as that term is defined in the Employee's Employment Agreement) or death, (i) all risks of Termination Forfeiture shall immediately lapse and terminate and (ii) as to any Restricted Shares held by Employee as of the date of such event, the Disabled or deceased Employee (or his duly authorized successors) will receive the benefit of the Corporation's performance over the two (2) fiscal year ends immediately following such termination as to the Corporation attaining the Performance Criteria such that Restricted Shares may become Earned Shares and Unrestricted Shares. By way of clarification, restrictions and risks of forfeiture as to Restricted Shares held by the Disabled or deceased Employee (or his successors) shall permanently lapse and Restricted Shares shall become Earned (and therefore Unrestricted Shares) to the extent that the Corporation attains the Adjusted EBITDA Performance Criteria set forth herein at such two
(2) fiscal year ends.

         11. Reissue of Forfeit Shares. Forfeit Shares shall be reoffered by the Corporation to Initial Management, pro rata based on their relative percentage ownership of shares of common stock, par value $.10 per share, immediately following the initial capitalization of the Company, at the Adjusted Original Price per share, as the same may be further readjusted from time to time.

         12. Performance Criteria. Restricted Shares may be earned and become Earned Shares upon attainment by the Corporation of the following performance criteria (the "Performance Criteria"):

                  (a) Adjusted EBITDA Threshold. One thirteenth (1/13) of the Restricted Shares (allocated pro rata among Restricted Shares also designated Reallocable and other Restricted Shares) will be redesignated as (and deemed to be earned as) "Earned Shares" for every one million dollars ($1,000,000) of annual Adjusted EBITDA earned by the Corporation, subject to the limitations set forth in Section 12(b) hereof. Any incremental portion of Adjusted EBITDA less than $1,000,000 will be disregarded for such calculation.

                  (b) Determination of Attained Thresholds and Earned Shares. The number of Restricted Shares with respect to which restrictions and risk of forfeiture will lapse shall be based on the highest annual Adjusted EBITDA of the Corporation attained at any time and from time to time; provided, however, Restricted Shares shall not be redesignated as Earned Shares until the Corporation's annual Adjusted EBITDA for a fiscal year reaches or exceeds fourteen million dollars ($14,000,000). By way of example and not limitation, where Adjusted EBITDA in a given year is $13,300,000, then no restrictions or risk of forfeiture shall lapse and no Restricted Shares shall become Earned Shares. If Adjusted EBITDA in a given year is $14,000,000 (to $14,999,999.99), then Management shall be deemed to have earned rights to 1/13 of the Restricted Shares, and such Restricted Shares automatically shall become Earned Shares. Thereafter, if Adjusted EBITDA in a given year is $20,000,000, then Management shall be deemed to have earned rights to a total of 7/13 (i.e., an additional 6/13) of the Restricted Shares, and so forth. Accordingly, Management's rights to have all Restricted Shares become Earned Shares will not occur until such time as the Corporation realizes Adjusted EBITDA of twenty-six million dollars ($26,000,000) or more in a given fiscal year.

                  (c) Reduction in Adjusted EBITDA; Averaging. Once Restricted Shares are earned, based upon the Corporation's annual Adjusted EBITDA for a given fiscal year, and such Shares are redesignated as Earned Shares, such Earned Shares shall not be affected by the fact that the Corporation's annual Adjusted EBITDA may decline for any subsequent fiscal year. However, once Adjusted EBITDA of $14,000,000 or more has been attained, if the Corporation's annual Adjusted EBITDA declines in a subsequent fiscal year from the highest level at which additional Restricted Shares become Earned Shares, additional Restricted Shares will not become Earned Shares until the Corporation's average annual Adjusted EBITDA for the fiscal years including and following the year of such decline in annual Adjusted EBITDA is greater than the level of annual Adjusted EBITDA at which Restricted Shares were last earned. For example, no additional Restricted Shares would be earned if annual Adjusted EBITDA in the most recent year in which Restricted Shares were earned had been $16,000,000, such annual Adjusted EBITDA declined to $14,000,000 in the following year and thereafter increased to $17,000,000 in the subsequent year (the average of $14,000,000 and $17,000,000 is $15,500,000, which does not exceed $16,000,000, the level of annual Adjusted EBITDA for the most recent year in which Restricted Shares were earned). Additional Restricted Shares would not be earned in this example until such average annual Adjusted EBITDA was at least $17,000,000. As is always the case, additional Restricted Shares are not earned as Earned Shares until annual Adjusted EBITDA increases from the prior year to the next $1,000,000 threshold of Adjusted EBITDA (and thereafter additional Restricted Shares are earned for each $1,000,000 threshold).

                  (d) Resumption of Thresholds. After the average Adjusted EBITDA has exceeded the Adjusted EBITDA for the year of Adjusted EBITDA at which Restricted Shares were last earned, then no averaging shall be applicable for so long as Adjusted EBITDA does not decrease from a prior year's.

                  (e) Pro Rata Conversion. Upon the Corporation's attaining the Performance Criteria from time to time, Restricted Shares held by all Management (and their Permitted Transferees) shall be converted pro rata into Earned Shares, based on the number of all Restricted Shares then held by all Management (and their Permitted

Transferees). Provided, nothing herein shall be construed to limit the authority or ability of the Stock Reallocation Committee to require or impose additional, more strict or other conditions, restrictions, requirements or limitations as to Restricted Shares held by other than Initial Management, such that vesting of and/or lapse of restrictions on such Restricted Shares may be delayed, prohibited, limited or otherwise with respect to Management other than Initial Management.

         13. Successors and Assigns. The duly authorized Permitted Transferees (as such term is defined in the Stockholders' Agreement prior to any amendment thereof) and holders of Restricted Shares and Reallocable Shares originally held from or through Management, including any transferee obtaining Restricted Shares in accordance with Section 5 hereof, shall be subject to the same restrictions, obligations, call rights, purchase options, benefits, put options, terms and otherwise as would be applicable if such shares were held directly by Management. All restrictions, forfeiture and repurchase provisions and other terms and conditions relating to Restricted Shares and Reallocable Shares shall be binding on and inure to the benefit of the transferees, successors and assignees of those shares.

         14. Sale of All or Substantially All Stock or Assets, or Merger. In the event that all or substantially all of the Corporation's stock or all or substantially all assets of the Corporation are transferred or sold, or upon a merger or other business combination, then all Restricted Shares will become Unrestricted Shares to the extent that value for the entire Corporation indicated by the gross sale price as determined in good faith by the Board of Directors in such transaction results in an internal rate of return to those Original Investors who, at the time of such transaction, continue to be stockholders of the Corporation, of at least 40% on a compounded annual basis based upon such persons' original holdings in the Corporation (after taking into account the amount and timing of all distributions and payments received by those Original Investors from the Corporation, after considering Unrestricted and Earned Shares then held by Management, and after giving effect to Restricted Shares that become Unrestricted Shares as result of such sale, transfer or merger). Restricted Shares that do not become Unrestricted Shares as a result of such sale, transfer or merger shall retain their characteristics and potential benefits as Restricted Shares under this Agreement, unless such issue is expressly addressed in the documentation with respect to such sale, transfer or merger. The Corporation may, without the consent of Employee, modify or eliminate the Restricted Share rights and designation as to Restricted Shares not converted to Unrestricted Shares in the documentation with respect to such sale, transfer or merger where the Corporation agrees in writing to such matters as part of such sale, transfer or merger.

         15. Legends. Employees agrees that all share certificates representing Shares issued to Employee under the Agreement shall have the legend required by the Stockholders' Agreement or as otherwise may be reasonably be imposed by the Corporation.

         16. Additional Covenants.
             ---------------------

                  (a) Stockholders' Agreement. Employee hereby acknowledges that the Shares shall be subject to the terms and conditions of the Stockholders' Agreement. Employee has received a copy of such Stockholders' Agreement and Employee further acknowledges that such Stockholders' Agreement contains provisions restricting the transferability of the Shares in addition to those set forth herein.

                  (b) Dilution. All Shares held by Management (including Restricted Shares) will be diluted under the same circumstances as and pro rata with any Shares held by an Original Investor and all other stockholders of the Corporation.

                  (c) Not an Employment Agreement. This Agreement is not an employment contract, the terms and conditions of which shall exclusively be controlled by the provisions of the Employment Agreement.

                  (d) Stock Dividends, Stock Splits and Recapitalizations. If dividends are declared and payable in kind, and in the event of a stock split, recapitalization or other transaction which causes shares to be issued or exchanged, the additional, issued, successor, substituted, and/or replacement shares shall bear the same characteristics, restrictions, rights, obligations, options and otherwise as the shares with respect to which such additional issued, successor, substituted and/or replacement shares arose, for all purposes and the Adjusted Original Price shall be further adjusted on a proportional basis to reflect such change.

                  (e) Preemptive Shares. If shares are acquired pursuant to pre-emptive (or substantially similar) rights by Employee, said acquired shares shall possess and be subject to the same characteristics, restrictions, rights obligations, options and otherwise as the shares giving rise to the acquisition of such additional shares.

         17. Withholding Taxes; Section 83(b) Election.
             ------------------------------------------

                  (a) Withholding Taxes. Employee shall be solely responsible for paying the Corporation an amount necessary to satisfy the withholding and payment of all applicable federal and state income tax withholdings, if any, including but not limited to social security (FICA) and Medicare tax, at the applicable rates in existence as of

September 29, 1995. Employee hereby authorizes the Corporation to withhold from any amounts otherwise payable to Employee such taxes as may be required by law in connection with the issue to Employee of the Shares. Employee agrees that if such amounts are insufficient Employee will pay or make arrangements satisfactory to the Corporation for payment of such taxes.

                  (b) Section 83(b) Election. Employee has filed an election under I.R.C. Section 83(b) and the parties hereto acknowledge and agree that withholding taxes shall be computed as an amount equal to (1) the fair market value of the Shares issued to the Employee pursuant to the Old Agreement as of September 29, 1995 less (2) any amount paid therefor. The Corporation shall assist Employee at his request in the filing and perfecting of such I.R.C.
Section 83(b) election.

         18. Notices. All notices permitted or required hereunder shall be in writing and shall be deemed to have been duly and properly given as of the earlier of the date and time of actual delivery or three (3) days following the date the same are deposited with the United States Postal Service, postage prepaid, to be sent certified mail with return receipt requested, and addressed to the Corporation, as follows:

                           U.S. Franchise Systems, Inc.
                           Attention: Michael A. Leven
                           13 Corporate Square
                           Suite 250
                           Atlanta, Georgia 30329

         and addressed to Employee, as follows:

                           Mr. Neal K. Aronson
                           c/o U.S. Franchise Systems, Inc.
                           13 Corporate Square
                           Suite 250
                           Atlanta, Georgia 30329
or at such other address as the Corporation or Employee may at any time and from time to time specify to the other by notice as herein provided.

         19. Miscellaneous.
             --------------

                  (a) This Amended and Restated Employee Stock Purchase Agreement shall not be effective unless and until the closing of the IPO.

                  (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, representatives, successors and permitted assigns.

                  (c) Cooperation. The parties shall cooperate fully with each other and their respective counsel and representatives in connection with all steps to be taken as part of their obligations under this Agreement.

                  (d) Governing Law. This Agreement and the rights and duties of the parties attendant hereto shall be construed and governed in accordance with the internal laws (and not the conflict of laws) of the State of Georgia.

                  (e) No Waiver. The failure of either party to insist, in one or more instances, on the performance by the other in strict compliance with the terms and conditions of this Agreement, shall not be deemed a waiver or relinquishment of any right granted hereunder or of any terms and conditions of this Agreement unless such waiver is contained in a writing signed by the parties.

                  (f) Entire Agreement. This Agreement and any amendments or exhibits attached hereto or related documents referenced herein comprise all the agreement, understandings, representations, conditions and warranties by and between the parties.

This Agreement may not be modified or amended except in a writing signed by the parties to this Agreement.

                  (g) Survival. All representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and all documents executed in performance of this Agreement.

                  (h) Interpretation. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include the other gender, as the meaning in the context of this Agreement shall require. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not imply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared this Agreement, it being agreed that all parties have had the opportunity to review and understand this Agreement.

                  (i) Injunctive Relief. In the event of a breach or threatened breach by a party of any of his obligations hereunder, the parties hereby acknowledge and agree that the parties will not have an adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to restrain a threatened or actual violation. Nothing herein shall be construed as prohibiting a party from pursuing any other remedies available for such breach or threatened breach, including without limitation the recovery of damages. All remedies shall be cumulative. No party shall be required to post a bond or other surety as a condition to obtaining such injunctive relief.

         20. Multiple Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         21. Record Owner. The Corporation shall not be required (i) to transfer on its books any shares that shall have been sold or otherwise transferred in violation of any of the provisions set forth in this Agreement or the Stockholders' Agreement or (ii) to treat the improper transferee as owner of such shares or to accord to such improper transferee the right to vote, if any, as such owner.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stock Purchase Agreement on the date first above written.

                                            CORPORATION:
                                            U.S. FRANCHISE SYSTEMS, INC.

                                            By:______________________________
                                                 Michael A. Leven
                                                 Chairman, President and
                                                 Chief Executive Officer

ATTEST:

By:_____________________________

     ____________ Secretary

                                            EMPLOYEE:



                                            ---------------------------
                                                 NEAL K. ARONSON

                                   EXHIBIT "A"

                                 EMPLOYEE SHARES

                           (as of September 29, 1995)

                                                       Michael A.       Neal K.
                                                       ----------       -------
                                            TOTAL         Leven         Aronson
                                            -----         -----         -------

(a)  Restricted Shares
     -----------------

     (i)      Reallocable                   66,735        33,367         33,368
     (ii)     Non-Reallocable              222,449       111,225        111,224
     Total Restricted Shares:              289,184       144,592        144,592

(b)  Unrestricted Shares
     -------------------

     (i)      Reallocable                   55,612        33,367         22,245
     (ii)     Non-Reallocable              222,449       133,470         88,979
     Total Unrestricted Shares:            278,061       166,837        111,224

Total Shares Issued Hereunder:             567,245       311,429        255,816